Exhibit 3.121

MC-238351 Certificate._Oflncorporation I, D. EV ADNE EBANKS AssistantRegistrar of Companies ojthe Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by. · ENSCO Otrshore InternationalHoldings Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of March Two Thousand Ten Given J111der m!lliand and Seal at George Town in the Island of Grand Cayman this 17th day of March Two Thousand Ten As · nt Registrar of Companies, Cayman lstands.